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                                                               Exhibit 4.64


                         Rancho Cucomonga, CA (Store No. 362)
                   Discovery Zone, Inc. Secured Rent Deferral Note
                          (the "Secured Rent Deferral Note")

$45,508.72 (Initial Face Amount)                       July 29, 1997
                                                       (the "Effective Date")

               FOR VALUE RECEIVED, the undersigned, Discovery Zone, Inc., a Delaware corporation ("MAKER"), promises to pay to the order of McDonald's Corporation, a Delaware corporation, its successors and assigns ("HOLDER"), on or before the stated Maturity Date at such place as Holder may from time to time designate in writing, the principal sum of (i) FORTY-FIVE THOUSAND FIVE HUNDRED AND EIGHT AND SEVENTY-TWO ONE HUNDREDTHS DOLLARS ($45,508.72) (such sum, the "Original Principal Amount") plus (ii) effective as of the first day of each month occurring after the date hereof through the Maturity Date (as hereinafter defined), an amount equal to FIVE THOUSAND FIVE HUNDRED AND SIXTY-THREE AND FIFTY-NINE ONE HUNDREDTHS DOLLARS ($5,563.59) (such amount, cumulatively for each month elapsed after the Effective Date through the Maturity Date, the "Additional Principal Amount")plus (iii) effective as of each anniversary of the Effective Date occurring after the date hereof until the Maturity Date, an amount equal to the amount of then unpaid and accrued interest (such amount, the "Capitalized Interest Amount" and, collectively with the Original Principal Amount and the Additional Principal Amount, the "Principal Amount"), in lawful money of the United States of America, together with interest accrued thereon, to be computed and paid as specified in Section 1 below.

          1.   Payment of Principal and Interest.

               The Principal Amount of the Secured Rent Deferral Note together with all interest accrued thereon shall be due and payable on the earlier of (i) the last day of the term of the lease relating to the premises now known as location no. 362 in Rancho Cucomonga, California (the "Lease") and (ii) the date to which the obligations under this Secured Rent Deferral Note become due and payable in accordance with Section 3 below (the "Maturity Date"). On the Maturity Date, Maker shall pay the Principal Amount then outstanding plus all unpaid and uncapitalized interest accrued thereon to but not including the Maturity Date in full.

               The Maker may at any time and from time to time prepay the Principal Amount then outstanding, in whole or in part, without premium or penalty, upon at least one business day's prior written notice to Holder, specifying the date and the amount of the prepayment. If any such notice is given, the amount set forth in the notice shall be due and payable on the date set forth in the notice, without any accrued interest to such date on the amount to be prepaid. Amounts prepaid shall be in an aggregate principal amount of at least $25,000 or a whole multiple of $10,000 in excess thereof.

               Within five Business Days following the consummation of the sale of any of the Collateral (as hereinafter defined), the Maker shall apply the Net Proceeds first, to the prepayment of the Secured Rejection Note issued by the Maker to the Holder as of the Effective

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Date in the manner provided therein, second, to the prepayment of this
Secured Rent Deferral Note and any other notes secured by the Collateral (including the other Secured Rent Deferral Notes issued by the Maker to the Holder) then outstanding, pro rata based on the then outstanding principal amounts of any such notes, and the balance, if any, as provided in Section 6(b) of the Mortgages. "Collateral" shall mean the Mortgaged Property or Trust Property, as the case may be, as such terms are defined in the Mortgages and Assignments of Rents, Deeds of Trust and/or similar security instruments granted by Maker in favor of Holder of even date herewith with respect to the fourteen properties listed on Exhibit A hereto (the "Mortgages"). "Net Proceeds" shall mean the sales price for any item of the Collateral after deducting any brokerage fees and commissions, transfer taxes and other customary closing costs payable by Maker in connection with such sale.

               The Principal Amount outstanding from time to time shall bear interest at a rate per annum equal to 11% (the "Base Rate"). Interest on the Principal Amount shall be due and payable on the Maturity Date. If all or any portion of (i) any Principal Amount, (ii) any interest payable thereon or
(iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the delinquent amount shall bear interest at a rate per annum which is equal to the Base Rate plus 2% (the "Default Rate") for each day elapsed from the date of such nonpayment until such amount is paid in full (as well as after as before judgment).

          2.   Security for the Loan.

               This Secured Rent Deferral Note is secured by the Mortgages.

          3.   Events of Default.

               If any of the following events shall occur and be continuing:

               (a) Maker shall fail to pay any Principal Amount when such Principal Amount becomes due in accordance with the terms hereof within ten days after receipt of written notice from the Holder of Maker's failure to pay such Principal Amount or Maker shall fail to pay any interest on the Principal Amount such interest becomes due in accordance with the terms hereof within ten days after receipt of written notice from the Holder of Maker's failure to pay such interest on the Principal Amount;

               (b) Maker or any of its subsidiaries (i) shall default in any payment of principal of or interest of any indebtedness (other than this and the other Secured Rent Deferral Notes and the Secured Rejection Note) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created in an aggregate amount equal to or greater than $2.5 million or (ii) shall default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (beyond the expiration of any cure period), or any other event shall occur or condition exist, the effect of which default or event or condition is

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to cause, or to permit the holder or holders of such indebtedness to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity;

               (c) Maker or any of its subsidiaries shall default in the observance or performance of any payment or other obligation under two or more any of the lease agreement under which Maker or such affiliate leases real property from McDonald's Corporation and, as a result of such defaults, McDonald's Corporation terminates two or more of such leases in accordance with their respective terms;

               (d) Maker or any of its subsidiaries shall default in the observance or performance of any agreement or condition contained in this Secured Rent Deferral Note (other than any agreement relating to the payment of the Principal Amount and/or any interest thereon) or in any of the Mortgages and such default shall continued unremedied for a period of thirty
(30) days; provided that if such default is not readily susceptible of cure in such thirty (30) day period, and provided that Maker proceeds in a diligent manner to cure such default, Maker shall have such additional time to effect such cure as shall be reasonably necessary to effect such cure;

               (e) Excepting only those continuing proceedings relating to the bankruptcy cases of Maker's debtor predecessors in interest captioned In re Discovery Zone, Inc., et al., Case No. 96-411 (HSB) (Jointly Administered), before the United States Bankruptcy Court for the District of Delaware, Maker or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankruptcy or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Maker or any of its subsidiaries any case proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order fro relief or any such adjudication or appointment or
(B) remains undismissed, undischarged or unbonded for a period of 60 days; or
(iii) there shall be commenced against the Maker or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Maker or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set froth in clause (i), (ii) or (iii) above; or (v) the Maker or any of its subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

               (f) One or more judgments or decrees shall be entered against the Maker or any of its subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance, subject to a commercially reasonable deductible) of $2.5 million or more and all such

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judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from he entry thereof; or

               (g) Any of the Mortgages shall cease, for any reason, to be in full force and effect, or Maker or any of its subsidiaries shall so assert or the liens created by any of the Mortgages shall cease to be enforceable and of the same effect and priority purported to be created thereby;

then, (A) if such event is an event specified in clause (i), (ii) or (iv) of subparagraph (e) above, automatically this Secured Rent Deferral Note and all amounts owing hereunder shall immediately become due and payable and all rent deferrals in respect of the Lease shall cease, and (B) if such event is any other event specified in this Section 3, Holder may, by notice to Maker, declare the Secured Rent Deferral Note and all amounts owing hereunder to be immediately due and payable, whereupon the same shall immediately become due and payable and all rent deferrals in respect of the Lease shall cease. Except as expressly provided in this paragraph, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

          4.   Payment of Expenses and Taxes.

               Maker agrees (i) to pay or reimburse Holder for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Secured Rent Deferral Note and the Mortgages, including without limitation the reasonable fees and disbursements of counsel to Holder and (ii) to pay, indemnify, and hold Holder harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Secured Rent Deferral Note and the Mortgages and (iii) to pay, indemnify and hold Holder harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Secured Rent Deferral Note and the Mortgages, including without limitation any of the foregoing relating to the violation of, noncompliance with or liability under environmental law applicable to the operations of Maker or any of its subsidiaries on the Collateral; provided that Maker shall have no obligation hereunder to Holder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Holder or any environmental activities or contamination occurring on any Collateral after Maker transfers or conveys such Collateral to Holder or any other person following a foreclosure on such Collateral or deed-in-lieu thereof. The agreements in this Section 4 shall survive repayment of the Secured Rent Deferral Note and all other amounts payable hereunder.

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          5.   Authority.

               Maker represents that it has full power authority and legal right to execute and deliver this Secured Rent Deferral Note and the Mortgages and to perform its obligations hereunder and thereunder, and that this Secured Rent Deferral Note and the Mortgages constitute the valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether considered in proceedings at law or in equity.

          6.   Notices.

               All notices, requests and demands to or upon Maker or Holder to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered,
(b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows, or to such other address as may be hereafter notified by the respective parities hereto:

               Maker:         Discovery Zone, Inc.
                              110 East Broward Blvd
                              Fort Lauderdale, Florida  33301
                              Attn:  Chief Executive Officer
                              Telephone Number:  (954) 627-2400
                              Telecopy Number:  (954) 627-2760

               Holder:        McDonald's Corporation
                              One McDonald's Plaza
                              Oak Brook, Illinois  60523
                              Attn:  General Counsel
                              Telephone Number:  (630) 623-3000
                              Telecopy Number:  (630) 623-5865

          7.   Consent to Jurisdiction; Governing Law.

               (a) THIS SECURED RENT DEFERRAL NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY MAKER AND ACCEPTED BY HOLDER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS SECURED RENT DEFERRAL NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

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STATE OF NEW YORK APPLICABLE TO NOTES MADE AND PERFORMED IN SUCH STATE AND
ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. IT IS BEING UNDERSTOOD THAT THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF THIS SECURED RENT DEFERRAL NOTE AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, MAKER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS SECURED RENT DEFERRAL NOTE, AND THIS SECURED RENT DEFERRAL NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST MAKER OR HOLDER ARISING OUT OF OR RELATING TO THIS SECURED RENT DEFERRAL NOTE SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND MAKER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND MAKER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. MAKER DOES HEREBY DESIGNATE AND APPOINT SHEARMAN & STERLING, 599 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-6069 (ATTN: DOUGLAS P. BARTNER, ESQ.), AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF MAKER MAILED OR DELIVERED TO MAKER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON MAKER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.
MAKER (I) SHALL GIVE PROMPT NOTICE TO HOLDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND
(III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

          8.   Miscellaneous

               (a) This Secured Rent Deferral Note may be modified, amended, waived, extended, changed, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, waiver, extension, change, discharge or termination is sought.

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               (b)  No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder or under the Mortgages shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Mortgages preclude any other or further exercise thereof or the exercise of any other right,
remedy, power or privilege.   The rights, remedies, powers and privileges
herein and under the Mortgages are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               (c) This Secured Rent Deferral Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and assign, except that Maker may not assign or transfer any of its rights or obligations under this Secured Rent Deferral Note without the prior written consent of Holder. Holder may sell, transfer or assign the Secured Rent Deferral Note (or any of its rights hereunder) to any person upon prior written notice of such sale, transfer or assignment to Maker. Upon any such sale, transfer or assignment, the assignee shall have all the rights, remedies, powers and privileges of Holder hereunder.

               IN WITNESS WHEREOF, Maker has duly executed or has caused its respective duly authorized officers to execute this Secured Rent Deferral Note on its behalf, as of the day and year first above written.

                                             DISCOVERY ZONE, INC.


                                             By: /s/ Scott Bernstein
                                                --------------------------------
                                                Name: Scott Bernstein
                                                Title: President

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                                      EXHIBIT A

     Location                                          Location Number

     Indianapolis, Indiana                                  (307)
     Kennesaw, Georgia                                      (334)
     Schaumberg, Illinois                                   (335)
     Douglas County (Littleton), Colorado                   (338)
     Columbus, Ohio                                         (339)
     Blaine (Coon Rapids), Minnesota                        (340)
     Forest Park, Ohio                                      (343)
     Leon Valley, Texas                                     (344)
     Arlington, Texas                                       (347)
     San Antonio, Texas                                     (348)
     Sterling Heights, Michigan                             (349)
     Philadelphia (Franklin Mills), Pennsylvania            (352)
     Aurora, Colorado                                       (353)
     Vancouver, Washington                                  (357)